Mantyla McREYNOLDS LLC
Certified Public Accountants

October 6, 2015

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on September 30, 2015, to be filed by our former client, Dala Petroleum Corp. We agree with the statements made in response to that item insofar as they relate to our Firm.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Very truly yours,

/s/ Mantyla McReynolds, LLC

Mantyla McReynolds, LLC

Gateway 5 • 178 South Rio Grande Street, Suite 200 • Salt Lake City, Utah 84101 • Tel. (801) 269-1818 • Fax (801) 266-3481 • www.mmacpa.com